EXHIBIT 99.1

For Immediate Release	5995 Plaza Drive Cypress, California 90630 Tel. (800) 631-0969

News Release

CONTACT:	Tyler Mason Media Relations (714) 226-3530	Suzanne Shirley Investor Relations (714) 226-3470

PacifiCare Health Systems Announces 2nd Quarter 2004 Results

•	Second quarter GAAP EPS $0.80 per diluted share
•	Total revenue up 12% from prior year
•	Commercial risk membership grew by 29,000 from prior quarter
•	SG&A ratio decreased by 40 basis points from prior year

CYPRESS, Calif., July 29, 2004 — PacifiCare Health Systems, Inc. (NYSE: PHS), today announced that reported net income for the second quarter ended June 30, 2004 was $76 million, or $0.80 per diluted share. This compares with reported net income of $73 million, or $0.96 per diluted share, for the second quarter of last year. Results in the second quarter of last year included $14 million ($8.7 million net of tax, or $0.11 per diluted share) in favorable changes in estimates for health care costs for 2002 and prior periods. Second quarter 2004 EPS includes a $0.21 per share impact of approximately 20 million additional shares of stock included in the calculation of diluted weighted average shares outstanding, as compared to the second quarter last year. All EPS and share numbers in this release have been adjusted to reflect the 2-for-1 stock split that was effective January 20, 2004.

“Overall, second quarter performance was in line with our expectations, and was highlighted by continuing, measured growth in commercial membership and profitability,” said Chairman and

Chief Executive Officer Howard Phanstiel. “Additionally, our specialty companies continued to show significant growth. At the same time, the SG&A ratio decreased, as a result of leveraging our SG&A costs against our membership and revenue growth.”

Revenue and Membership

Second quarter 2004 total revenue of $3 billion was 12% higher than the same quarter a year ago. Commercial revenue rose 14%, driven by premium increases of 9% per member per month (PMPM) and a 5% growth in membership. Senior revenue grew 6% over the second quarter of last year as the result of a premium increase of 6% PMPM and a 1% drop in membership.

Additionally, commercial risk membership rose by 29,000, or 1%, compared with the previous quarter.

Specialty and Other revenue grew 43% over the second quarter last year, primarily due to a 53% increase in revenue at the company’s pharmacy benefit management subsidiary, Prescription Solutions. This revenue growth was driven by an increase in total membership, which rose by 516,000 or 10% year-over-year, and a focused marketing initiative resulting in a year-over-year increase in the mail order prescription fulfillment rate from 20.8% to 26.2%.

Health Care Costs

The second quarter consolidated medical loss ratio (MLR) of 85.1% increased 130 basis points from the second quarter of 2003, but was flat sequentially.

This increase in the consolidated MLR was driven mainly by a 260 basis point rise in the government sector senior MLR, to 86.4%, compared with the second quarter of last year. This includes the effect of the recent passage of new Medicare legislation requiring that 100% of the increased funding for the Medicare+Choice program in 2004 be passed through to members and providers in the form of increased member benefits and provider payments.

Additionally, the Medicare+Choice and commercial MLRs in the second quarter of last year included a total of $14 million in favorable changes in estimates of health care costs mentioned above.

The private sector commercial MLR was 84.3% in the second quarter, which was 20 basis points higher year-over-year. On a year-to-date basis the commercial MLR was better by 60 basis points, at 83.9%.

Selling, General & Administrative Expenses

The SG&A expense ratio of 12.3% for the second quarter of 2004 decreased by 40 basis points year-over-year, and decreased 20 basis points from the prior quarter, reflecting the growth in membership and revenue.

Other Financial Data

Medical claims and benefits payable (MCBP) totaled approximately $1.1 billion at June 30, 2004, approximately $24 million lower than the prior quarter. The IBNR component of MCBP increased by approximately $18 million sequentially in connection with higher commercial membership, but this was partially offset by a $15 million reduction primarily related to the timing of pharmacy claim payments during the quarter. Additionally, the non-IBNR components of MCBP decreased by approximately $14.8 million related mainly to payments for capitation and other annual provider settlements, $7.5 million in legal settlements, and $4.6 million in reductions to provider insolvency reserves.

As a result of the payments related to the items discussed above, days claims payable for the second quarter compared to the prior quarter decreased to 38.7 days from 40.6 days. However, after excluding the non-risk, capitated portion of the company’s business, as well as other non-claim related liabilities, days claims payable increased half of one day to 70 days as a result of the increase in IBNR disclosed above.

Cash flow from operations in the second quarter of 2004 was $25.3 million, reflecting the seasonal impact of items including the $14.8 million in capitation payments and other annual provider settlements mentioned above, as well as a semi-annual interest payment of $10 million net of appropriate interest accruals. Second quarter cash flows were also affected by the $15 million attributable to pharmacy claims and the $7.5 million in legal settlements mentioned above, as well as the amortization of approximately $16 million in unearned premiums previously received from the Centers for Medicare and Medicaid Services (CMS) in connection with the recently passed Medicare Modernization Act. “We generally expect seasonally lower cash flows from operations during the second quarter each year due to the timing of various payments,” said Gregory W. Scott, Executive Vice President and Chief Financial Officer. “Year-to-date cash flows through June 30th are consistent with the prior year, reflecting this quarterly trend.”

Conference Call, Webcast and Website Information

PacifiCare will host a conference call and webcast on Thursday, July 29, 2004 at 2:00 PM Pacific time, 5:00 PM Eastern, to discuss this release in further detail. Interested parties can access the live conference by dialing (800) 857-9879, password “PacifiCare”. A replay of the call will be available through August 20, 2004 at (866) 400-9640. Additionally, a live webcast of the call will be available at www.pacificare.com. Click on About PacifiCare, Investor Relations, and then Conference Calls to access the link. In accordance with Regulation G, a reconciliation of GAAP results to non-GAAP measurements referred to in this release and during the conference call will be posted with the earnings press release on our website.

Risk Factors Regarding Forward-Looking Statements

The statements in this news release, including those made by Howard Phanstiel and Gregory Scott, that are not historical facts are forward-looking statements within the meaning of the Federal securities laws, and may involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, the effects of the new Medicare legislation, the success of the company’s new commercial products and related increases in commercial membership, seasonal cash flow patterns, and statements related to 2004 earnings guidance. Important factors that could cause results to differ materially from those expected by management include, but are not limited to, failure to implement programs to achieve expected membership targets as a result of premiums or benefit adjustments, inability to execute cost control strategies, including medical management programs, actual medical claims differing from current estimates, inability to maintain required capital levels at the company’s regulated subsidiaries, inability to maintain profitability and growth at the company’s specialty businesses, provider financial problems or bankruptcy, provider contracts oversight relations and other matters, unexpected increases in competition, new regulations or laws relating to capitation, Medicare reimbursements, benefit mandates, service, utilization management, provider contracts and similar matters, inability of proposed new portfolio offerings to improve membership and profitability, the inability to comply with existing bank covenants, and earnings dilution caused by potential conversion of the company’s convertible debt into common stock. Additional information on factors, risks, and uncertainties that could potentially affect our financial results may be found in documents filed with the Securities and Exchange Commission.

PacifiCare Health Systems is one of the nation’s largest consumer health organizations with more than 3 million health plan members and approximately 9 million specialty plan members nationwide. PacifiCare offers individuals, employers and Medicare beneficiaries a variety of consumer-driven health care and life insurance products. Currently, more than 99 percent of PacifiCare’s commercial health plan members are enrolled in plans that have received Excellent Accreditation by the National Committee for Quality Assurance (NCQA). PacifiCare’s specialty operations include behavioral health, dental and vision, and complete pharmacy and medical management through its wholly owned subsidiary, Prescription Solutions. More information on PacifiCare Health Systems is available at www.pacificare.com <http://www.pacificare.com>.

PACIFICARE HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per-share amounts)	2004	2003	2004	2003
Revenue:
Commercial	$1,413,587	$1,237,190	$2,799,905	$2,469,306
Senior	1,441,187	1,355,621	2,851,300	2,725,369
Specialty and other	170,845	119,592	320,692	236,335
Net investment income	21,829	17,831	39,674	38,819

Total operating revenue	3,047,448	2,730,234	6,011,571	5,469,829
Expenses:
Health care services and other:
Commercial	1,198,216	1,046,962	2,366,779	2,099,635
Senior	1,248,111	1,135,320	2,473,072	2,296,876
Specialty and other	93,420	64,214	174,492	125,748

Total health care services and other	2,539,747	2,246,496	5,014,343	4,522,259

Selling, general and administrative expenses	372,423	345,612	741,475	676,843

Operating income	135,278	138,126	255,753	270,727
Interest expense, net	(10,853)	(20,410)	(21,670)	(39,960)

Income before income taxes	124,425	117,716	234,083	230,767
Provision for income taxes	48,401	44,718	91,058	86,999

Net income	$76,024	$72,998	$143,025	$143,768

Weighted average common shares outstanding used to calculate basic earnings per share (1)	84,933	72,854	84,602	72,472

Basic earnings per share (1)	$0.90	$1.00	$1.69	$1.98

Weighted average common shares and equivalents outstanding used to calculate diluted earnings per share (1)	96,132	76,040	95,849	75,107

Diluted earnings per share (1)	$0.80	$0.96	$1.51	$1.91

OPERATING STATISTICS
Medical loss ratio:
Consolidated	85.1%	83.8%	85.1%	84.3%
Private — Commercial	84.3%	84.1%	83.9%	84.5%
Private — Senior	64.9%	72.5%	73.8%	67.8%
Private — Consolidated	83.9%	83.9%	83.8%	84.3%
Government — Senior	86.4%	83.7%	86.5%	84.4%
Government — Consolidated	86.4%	83.7%	86.5%	84.4%
Selling, general and administrative expenses as a percentage of operating revenue (excluding net investment income)	12.3%	12.7%	12.4%	12.5%
Operating income as a percentage of operating revenue	4.4%	5.1%	4.3%	5.0%
Effective tax rate	38.9%	38.0%	38.9%	37.7%

(1)	All applicable per share amounts reflect the retroactive effect of the two-for-one common stock split in the form of a stock dividend that was effective January 20, 2004

PACIFICARE HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2004	2003 (1)	2004	2003 (1)
Operating activities:
Net income	$76,024	$72,998	$143,025	$143,768
Adjustments to reconcile net income to net cash used in operating activities:
Deferred income taxes	31,806	3,775	34,021	6,295
Depreciation and amortization	12,705	11,437	24,721	22,697
Stock-based compensation expense	10,925	5,091	20,377	8,249
Tax benefit realized upon exercise of stock-based compensation	3,553	4,427	13,364	4,663
Amortization of intangible assets	4,947	5,481	9,893	11,047
Amortization of notes receivable from sale of fixed assets	(1,391)	(1,396)	(2,751)	(2,764)
Amortization of capitalized loan fees	1,078	3,874	2,155	5,096
Provision (recovery) for doubtful accounts	44	513	(1,176)	2,777
Loss on disposal of property, plant and equipment	219	140	424	2,680
Amortization of discount on 10 3/4% senior notes	71	109	142	218
Employer benefit plan contributions in treasury stock	—	—	—	1,363
Changes in assets and liabilities:
Receivables, net	(3,827)	14,652	(51,200)	(18,867)
Prepaid expenses and other assets	1,772	5,481	(10,843)	(30,225)
Medical claims and benefits payable	(23,800)	(40,800)	53,200	15,400
Accounts payable and accrued liabilities:
Payments for Office of Personnel Management settlement, net of amounts received	—	(10,000)	—	(10,000)
Accrued taxes	(40,286)	(20,106)	(8,046)	24,153
Other changes in accounts payable and accrued liabilities	(32,053)	8,021	(21,768)	22,388
Unearned premium revenue	(16,525)	(2,076)	(398,307)	(404,369)

Net cash flows (used in) provided by operating activities	$25,262	$61,621	$(192,769)	$(195,431)

Investing activities:
Purchase of marketable securities, net	$(52,296)	$(144,324)	$(110,985)	$(102,374)
Purchase of property, plant and equipment	(13,031)	(13,124)	(27,272)	(23,101)
Sale (Purchase) of marketable securities — restricted	(2,327)	21,485	26,863	18,341
Proceeds from the sale of property, plant and equipment	—	6	—	21

Net cash flows used in investing activities	$(67,654)	$(135,957)	$(111,394)	$(107,113)

Financing activities:
Purchase and retirement of common stock	$(38,030)	$—	$(40,542)	$—
Proceeds from issuance of common stock	9,830	10,267	31,076	13,165
Payments on software financing agreement	(1,448)	(1,098)	(4,053)	(2,187)
Principal payments on long-term debt	(457)	(130,347)	(948)	(150,547)
Proceeds from borrowings of long-term debt	—	150,000	—	150,000
Loan fees	—	(6,949)	—	(6,949)

Net cash flows (used in) provided by financing activities	$(30,105)	$21,873	$(14,467)	$3,482

Net decrease in cash and equivalents	$(72,497)	$(52,463)	$(318,630)	$(299,062)
Beginning cash and equivalents	952,289	705,090	1,198,422	951,689

Ending cash and equivalents	$879,792	$652,627	$879,792	$652,627

(1)	Presentation changes have been made to June 30, 2003 to conform to the 2004 presentation.

PACIFICARE HEALTH SYSTEMS, INC.

BALANCE SHEET DATA

(Unaudited)
	June 30,	December 31,	June 30,
(in thousands)	2004	2003	2003
Assets:
Cash, equivalents and marketable securities	$2,316,405	$2,558,142	$2,005,027
Receivables, net	313,770	265,943	308,634
Property, plant and equipment, net	151,534	149,407	159,418
Goodwill and intangible assets, net	1,194,319	1,204,212	1,215,073
Other assets	395,003	441,600	384,029

Total assets	$4,371,031	$4,619,304	$4,072,181

Liabilities and equity:
Total medical claims and benefits payable	$1,080,700	$1,027,500	$1,059,900
Current portion of long-term debt	6,142	7,496	48,355
Long-term debt	609,195	612,700	788,188
Other liabilities	673,823	1,120,071	664,322
Total stockholders’ equity	2,001,171	1,851,537	1,511,416

Total liabilities and equity	$4,371,031	$4,619,304	$4,072,181

MEMBERSHIP DATA

	June 30,	December 31,	June 30,
	2004	2003	2003
Commercial:
HMO	1,963,000	1,994,800	2,016,300
PPO and indemnity	279,500	183,500	120,100
Employer self-funded	27,500	24,600	26,600

	2,270,000	2,202,900	2,163,000

Senior:
M+C	689,600	682,300	695,900
Medicare Supplement	32,800	26,900	25,600

	722,400	709,200	721,500

Total membership	2,992,400	2,912,100	2,884,500

Pharmacy benefit management (A)	5,545,100	4,983,500	5,028,800
Behavioral health (B)	3,752,600	3,660,100	3,755,600
Dental and vision (B)	809,000	719,600	697,700

(A)	Pharmacy benefit management PacifiCare membership represents members that are in our commercial, M+C or Medicare Supplement plans. All of these members either have a prescription drug benefit or are able to purchase their prescriptions utilizing our retail network contracts or our mail service.

(B)	Behavioral health, dental and vision PacifiCare membership represents members in our commercial, M+C and Medicare Supplement that are also enrolled in our behavioral health, dental and/or vision plans.

PacifiCare Health Systems, Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)

Non-GAAP Measures

We utilize certain non-GAAP measures to evaluate our performance and consider these measures important indicators of our success. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States of America. In addition, our non-GAAP measures may not be comparable to similar measures reported by other companies.

Medical Loss Ratio Premiums and Health Care Services and Other Expenses

The following sets forth a reconciliation of premium revenues and health care services expenses used in the calculation of our medical loss ratio to the revenue and health care services and other expenses (which is the closest GAAP financial measure) as shown on the consolidated statements of operations:

(In millions)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Commercial:
Commercial revenue	$1,413.6	$1,237.2	$2,799.9	$2,469.3
Net effect of specialty premiums, administrative service fee revenue and eliminations	76.2	66.8	151.8	135.5

Consolidated commercial premiums	$1,489.8	$1,304.0	$2,951.7	$2,604.8

Commercial health care services and other expenses	$1,198.2	$1,047.0	$2,366.8	$2,099.6
Net effect of specialty health care services and other expenses and eliminations	57.0	49.1	111.2	101.2

Consolidated health care services expenses related to consolidated commercial premiums	$1,255.2	$1,096.1	$2,478.0	$2,200.8

Senior:
Senior revenue	$1,441.2	$1,355.6	$2,851.3	$2,725.4
Net effect of specialty premiums, administrative service fee revenue and eliminations	6.5	(0.7)	9.5	(1.5)

Consolidated senior premiums	$1,447.7	$1,354.9	$2,860.8	$2,723.9

Senior health care services and other expenses	$1,248.1	$1,135.3	$2,473.1	$2,296.9
Net effect of specialty health care services and other expenses and eliminations	(3.0)	(2.9)	(4.9)	(5.2)

Consolidated health care services expenses related to consolidated senior premiums	$1,245.1	$1,132.4	$2,468.2	$2,291.7

PacifiCare Health Systems, Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)

Non-GAAP Measures — Continued

Diluted EPS Impact of Increase in Weighted Average Shares Outstanding

For the quarter ended June 30, 2004, our diluted EPS was impacted by the increase in weighted average shares outstanding from the same period in prior year. The increase in weighted average shares outstanding was primarily due to the issuance of new shares in connection with our November 2003 equity offering and the inclusion of our convertible debt due to the satisfaction of the market price during the quarter ended March 31, 2004. The diluted EPS impact of this increase in weighted average shares outstanding is computed as the difference in reported diluted EPS for the quarter ended June 30, 2004 and diluted EPS for the quarter ended June 30, 2004 adjusted using the weighted average shares outstanding as of June 30, 2003. We believe this metric is useful to investors as it provides transparency to the earnings pattern.

Three Months
Ended
(amounts in millions, except per share amounts)	June 30, 2004
Net income, as reported	$76.0
Adjustment for interest expense avoided on convertible debentures, net of tax	0.6

Net income, as adjusted for interest expense avoided on convertible debentures	$76.6

Net income, as adjusted for interest expense avoided on convertible debentures	$76.6
Diluted weighted average shares outstanding — June 30, 2003	76.0

Diluted earnings per share calculated using the weighted average shares outstanding for the quarter ended June 30, 2003	$1.01

Diluted earnings per share, as reported	$0.80
Diluted earnings per share calculated using the weighted average shares outstanding for the quarter ended June 30, 2003	1.01

Impact on diluted earnings per share of the increase in weighted average shares outstanding	$(0.21)

Diluted Earnings Per Share (“EPS”) Impact of Positive Prior Period Changes in
Estimate Related to 2002 and Prior Periods

For the quarter ended June 30, 2003, our net income, as reported, included the impact of positive prior period changes in estimates related to 2002 and prior periods. The diluted earnings per share impact of the positive prior period changes in estimates related to 2002 and prior periods is computed as positive changes in estimates for health care costs related to 2002 and prior periods, net of related income taxes, divided by the weighted average shares of common stock and equivalents outstanding used to calculate diluted earnings per share. There was no comparable activity for the quarter ended June 30, 2004. We believe this measure is useful to investors as it provides transparency to the earnings pattern.

Three Months
Ended
(amounts in millions, except per share amounts)	June 30, 2003
Positive changes in estimates for health care costs related to 2002 and prior periods, net of tax	$8.7
Weighted average common shares outstanding, diluted	76.0

Diluted earnings per share impact of positive prior period changes in estimates related to 2002 and prior periods	$0.11

PacifiCare Health Systems, Inc.
Membership Information
(Unaudited)

(In thousands)

	June 30, 2004			March 31, 2004			June 30, 2003
		Senior			Senior			Senior
	Commercial	M+C	TOTAL	Commercial	M+C	TOTAL	Commercial	M+C	TOTAL
Managed Care Membership(1)
Arizona	167.2	93.6	260.8	162.5	92.0	254.5	152.2	86.4	238.6
California	1,493.1	357.1	1,850.2	1,477.1	357.5	1,834.6	1,383.0	354.7	1,737.7
Colorado	247.9	52.1	300.0	247.6	52.2	299.8	213.1	54.2	267.3
Guam	27.5	—	27.5	27.1	—	27.1	31.4	—	31.4
Nevada	36.0	25.2	61.2	34.6	25.2	59.8	28.1	25.9	54.0
Oklahoma	83.9	15.3	99.2	83.4	15.8	99.2	100.9	19.1	120.0
Oregon	58.3	23.2	81.5	58.2	23.4	81.6	62.6	24.6	87.2
Texas	89.8	76.8	166.6	86.2	74.7	160.9	120.6	77.4	198.0
Washington	66.3	46.3	112.6	63.3	48.2	111.5	71.1	53.6	124.7

Total Managed Care Membership	2,270.0	689.6	2,959.6	2,240.0	689.0	2,929.0	2,163.0	695.9	2,858.9

Total Membership
Commercial
HMO			1,963.0			1,973.1			2,016.3
PPO			279.5			240.0			120.1
Employer self-funded			27.5			26.9			26.6

Total Commercial			2,270.0			2,240.0			2,163.0

Senior
M+C			689.6			689.0			695.9
Medicare Supplement			32.8			30.4			25.6

Total Senior			722.4			719.4			721.5

Total Membership			2,992.4			2,959.4			2,884.5

	June 30, 2004			March 31, 2004			June 30, 2003
	PacifiCare	Unaffiliated	TOTAL	PacifiCare	Unaffiliated	TOTAL	PacifiCare	Unaffiliated	TOTAL
Specialty Membership
Pharmacy benefit management (2)	2,992.4	2,552.7	5,545.1	2,959.4	2,425.9	5,385.3	2,884.5	2,144.3	5,028.8
Behavioral health (3)	1,995.6	1,757.0	3,752.6	2,000.7	1,788.9	3,789.6	1,989.0	1,766.6	3,755.6
Dental and vision (3)	577.3	231.7	809.0	581.8	226.0	807.8	458.7	239.0	697.7

(1)	Managed care membership includes HMO and PPO membership whether risk or self-funded.

(2)	Pharmacy benefit management PacifiCare membership represents members that are in our commercial, M+C or Medicare Supplement plans. All of these members either have a prescription drug benefit or are able to purchase their prescriptions utilizing our retail network contracts or our mail service.

(3)	Behavioral health, dental and vision PacifiCare membership represents members in our commercial, M+C and Medicare Supplement plans that are also enrolled in our behavioral health, dental and/or vision plans.

PacifiCare Health Systems, Inc.
Percent of Health Care Services and Other Expenses
Capitated vs. Other Expenses
(Unaudited)

(In millions)
	Three Months Ended June 30,
	2004				2003
	Commercial		Senior		Commercial		Senior
	(amounts in millions)
Capitation expense	$403	34%	$711	57%	$371	35%	$683	60%
All other health care services and other expenses	795	66%	537	43%	676	65%	452	40%

Total health care services and other expenses	$1,198	100%	$1,248	100%	$1,047	100%	$1,135	100%

(In millions)
	Six Months Ended June 30,
	2004				2003
	Commercial		Senior		Commercial		Senior
	(amounts in millions)
Capitation expense	$802	34%	$1,413	57%	$751	36%	$1,370	60%
All other health care services and other expenses	1,565	66%	1,060	43%	1,349	64%	927	40%

Total health care services and other expenses	$2,367	100%	$2,473	100%	$2,100	100%	$2,297	100%

PacifiCare Health Systems, Inc.
Changes in Medical Claims and Benefits Payable
(Unaudited)

(In thousands)

Balance March 31, 2004	$1,104,500
IBNR health care increases	17,900	<-----	Primarily due to a 2% increase in total risk membership
IBNR health care decreases	(14,800)	<-----	Primarily due to a timing difference in payments made to retail
			pharmacies and a decrease in pharmacy claims utilization
Capitation and other provider settlements	(14,800)	<-----	Primarily due to Q2 capitation and other payments
Legal health care reserves	(7,500)	<-----	Primarily due to Q2 legal settlement payments
Insolvency reserve	(4,600)	<-----	Decrease due to the receipt of additional provider financial information

Balance June 30, 2004	$1,080,700

PacifiCare Health Systems, Inc.
Medical Claims and Benefits Payable (MCBP) Information
(unaudited)

		Three months ended
		6/30/2003	9/30/2003	12/31/2003	3/31/2004	6/30/2004
Commercial	Days in the quarter	91	92	92	91	91
A	MCBP ($000s) at end of period	$683,971	$649,432	$667,002	$714,442	$691,109
B	Total HMO and PPO commercial members (000s) at end of period	2,136	2,145	2,178	2,213	2,242
C=A/B	MCBP per member at end of period	$320.21	$302.77	$306.25	$322.84	$308.26
D=A/(Health care costs/Days in quarter)	Days claims payable	56.0	53.2	52.1	52.0	48.7
E	IBNR ($000s)(4)	$462,474	$457,724	$505,311	$535,414	$548,959
F	Claims expense per day(4)	$6,147	$6,178	$6,598	$7,176	$7,327
G=E/B	IBNR per member at end of period	$216.51	$213.39	$232.01	$241.94	$244.85
H=E/F	IBNR days claims payable	75.2	74.1	76.6	74.6	74.9
I	Days to turn claims(1) (2)	62.6	60.4	62.2	62.4	62.4
J = H/I	IBNR days claims payable/days to turn claims ratio	1.20	1.23	1.23	1.20	1.20
Senior

A	MCBP ($000s) at end of period	$390,929	$403,868	$360,498	$390,058	$389,591
B	Total M+C and Medicare Supplement members (000s) at end of period	722	713	709	719	722
C=A/B	MCBP per member at end of period	$541.45	$566.43	$508.46	$542.50	$539.60
D=A/(Health care costs/Days in quarter)	Days claims payable	31.3	32.9	29.8	29.0	28.4
E	IBNR ($000s)(4)	$274,921	$281,865	$276,226	$298,866	$303,222
F	Claims expense per day(4)	$3,809	$3,915	$3,997	$4,823	$4,847
G=E/B	IBNR per member at end of period	$380.78	$395.32	$389.60	$415.67	$419.98
H=E/F	IBNR days claims payable	72.2	72.0	69.1	62.0	62.6
I	Days to turn claims(1) (2)	52.9	49.4	48.9	47.0	47.0
J = H/I	IBNR days claims payable/days to turn claims ratio	1.36	1.46	1.41	1.32	1.33
Consolidated

A	MCBP ($000s) at end of period	$1,074,900	$1,053,300	$1,027,500	$1,104,500	$1,080,700
B	Total members (000s) at end of period	2,858	2,858	2,887	2,932	2,964
C=A/B	MCBP per member at end of period	$376.10	$368.54	$355.91	$376.71	$364.61
D=A/(Health care costs/Days in quarter)	Days claims payable	43.5	43.0	41.3	40.6	38.7
E	IBNR ($000s)(4)	$737,395	$739,589	$781,537	$834,280	$852,181
F	Claims expense per day(4)	$9,956	$10,093	$10,595	$11,999	$12,174
G=E/B	IBNR per member at end of period	$258.01	$258.78	$270.71	$284.54	$287.51
H=E/F	IBNR days claims payable	74.1	73.3	73.8	69.5	70.0
I	Days to turn claims(1) (2)	58.6	55.6	56.4	55.8	55.8
J = H/I	IBNR days claims payable/days to turn claims ratio	1.26	1.32	1.31	1.25	1.25
K	Days receipts on hand(3)	5.0	5.4	5.5	5.4	6.0

Note 1 — Excludes Specialty Company, pharmacy and third party administered claims. These excluded claims do not materially impact the calculations.
Note 2 — June 30, 2004 days to turn claims assumes no further improvement in speed.
Note 3 — Excludes Specialty Company claims. These excluded claims do not materially impact the calculations.
Note 4 — Excludes pharmacy claims.

PacifiCare Health Systems, Inc.
Medical Claims and Benefits Payable (MCBP) Information
(unaudited)

	Q2 2004 compared to Q2 2003
Analysis	Commercial	Senior	Consolidated
Days to turn claims — June 30, 2004	62.4	47.0	55.8
Days to turn claims — June 30, 2003	62.6	52.9	58.6

Increase (decrease) in days to turn claims from June 30, 2003 to June 30, 2004	(0.2)	(5.9)	(2.8)
Q2 2003 claims expense per day ($000s)	$6,147	$3,809	$9,956

Expected IBNR increase (decrease) from improved speed of claims payments ($000s)	($1,229)	($22,473)	($27,877)
Total members at June 30, 2003 (000s)	2,136	722	2,858
IBNR increase (decrease) per member from improved speed of claims payments	($0.58)	($31.13)	($9.75)
MCBP per member at June 30, 2003	$320.21	$541.45	$376.10

Expected MCBP per member Q2 2003 assuming improved speed of claims payments	$319.63	$510.32	$366.35

MCBP per member at June 30, 2004	$308.26	$539.60	$364.61

MCBP per member increase (decrease) over prior year	-3.6%	5.7%	-0.5%

Compares To:
Health care cost per member — Three months ended June 30, 2003 (1)	$148.66	$499.50	$237.38
Health care cost per member — Three months ended June 30, 2004 (1)	$161.79	$544.82	$255.36
Health care cost increase per member over second quarter of prior year	8.8%	9.1%	7.6%

Note 1 — Excludes pharmacy claims.

PacifiCare Health Systems, Inc.
Medical Loss Ratio Information
(Unaudited)

(In millions)

	COMMERCIAL			SENIOR			TOTAL
		Health Care			Health Care			Health Care
	Premiums	Costs	MLR	Premiums	Costs	MLR	Premiums	Costs	MLR
YTD June 30, 2004:
Private Sector	$2,951.7	$2,478.0	83.9%	$48.4	$35.7	73.8%	$3,000.1	$2,513.7	83.8%
Government Sector	—	—	N/A	2,812.4	2,432.5	86.5%	2,812.4	2,432.5	86.5%
Consolidated	$2,951.7	$2,478.0	83.9%	$2,860.8	$2,468.2	86.3%	$5,812.5	$4,946.2	85.1%
QTD 2004:
Private Sector	$1,489.8	$1,255.2	84.3%	$24.8	$16.1	64.9%	$1,514.6	$1,271.3	83.9%
Government Sector	—	—	N/A	1,422.9	1,229.0	86.4%	1,422.9	1,229.0	86.4%
Consolidated	$1,489.8	$1,255.2	84.3%	$1,447.7	$1,245.1	86.0%	$2,937.5	$2,500.3	85.1%
YTD June 30, 2003:
Private Sector	$2,604.8	$2,200.8	84.5%	$36.8	$25.0	67.8%	$2,641.6	$2,225.8	84.3%
Government Sector	—	—	N/A	2,687.1	2,266.7	84.4%	2,687.1	2,266.7	84.4%
Consolidated	$2,604.8	$2,200.8	84.5%	$2,723.9	$2,291.7	84.1%	$5,328.7	$4,492.5	84.3%
QTD 2003:
Private Sector	$1,304.0	$1,096.1	84.1%	$18.5	$13.4	72.5%	$1,322.5	$1,109.5	83.9%
Government Sector	—	—	N/A	1,336.4	1,119.0	83.7%	1,336.4	1,119.0	83.7%
Consolidated	$1,304.0	$1,096.1	84.1%	$1,354.9	$1,132.4	83.6%	$2,658.9	$2,228.5	83.8%

PacifiCare Health Systems, Inc.
Guidance Metrics
(Unaudited)

Medicare + Choice (“M+C”) Membership

     M+C ending membership guidance has been revised from our June 10, 2004 guidance as follows:

	Period Ending
	Sept. 30, 2004	Dec. 31, 2004	Dec. 31, 2005
Ending Membership	699,000	717,000	765,000

Operating Revenue and Cash Flows from Operations

Operating Revenue guidance has been revised from our June 10, 2004 guidance to be 12% higher for the calendar year 2004 as compared to 2003.

Our guidance for Cash Flow from Operations of $630 million to $650 million is being reduced by approximately $535 million due to the expected timing of the January 1, 2005 Centers for Medicare and Medicaid Services (“CMS”) payment moving from December 31, 2004 to January 3, 2005.

Earnings Per Share for the Third Quarter Ended September 30, 2004

     Earnings per share for the third quarter ended September 30, 2004 is forecasted to be $0.84 to $0.88.